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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors
MAAX Holdings, Inc.
9224-73rd Avenue North
Brooklyn Park, Minnesota  55428
USA

We consent to the use of our report dated April 29, 2005 with respect to the consolidated financial statements of MAAX Holdings, Inc. and its subsidiaries as at February 28, 2005 and for the 270-day period then ended and of the Predecessor Company ("MAAX Inc.") as at February 29, 2004 and for the years ended February 28, 2003 and February 29, 2004 and the 95-day period ended
June 3, 2004 included herein and to the reference to our firm under the heading "Experts" in the Prospectus.





/s/ KPMG LLP


Montreal, Canada
September 13, 2005